EXHIBIT 99.1

For Immediate Release:
Citadel Announces Initial Success at Rancho Grande.

Company’s first exploratory well undergoing completion.

Newport Beach, CA (May 15, 2013): Citadel Exploration, Inc. (OTCBB: COIL) ("Citadel") is pleased to announce it has achieved initial success on its first well, the North Tejon Ranch 1-19.   The well encountered the targeted oil sand and is currently undergoing completion.  Testing of the 1-19 will commence in the coming weeks.  The drilling rig will now move a few miles southeast to Citadel’s next prospect, Pastoria Creek 3-2.

“Establishing production through exploratory drilling is the key to our strategy to build shareholder value,” said Citadel CEO Armen Nahabedian. “I am pleased with the results of this effort and look forward to our next well.”

About Citadel:

Citadel Exploration (OTCBB: COIL) is a pure-play California oil company with operations in the Salinas and San Joaquin Basins of California.  Citadel has a broad portfolio of capital investment opportunities arising from management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California.

For more information on the company, visit www.citadelexploration.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Citadel Exploration generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Citadel Exploration's Form 10-K for the fiscal year ended December 31, 2012 for a discussion of such risks, uncertainties and other factors.

Statements such as any perceived benefit from the raising of capital and the beginning of drilling and any other perceived benefits, involve risks and uncertainties, including, but not limited to our ability to successfully drill wells and extract resources, operate without adversely impacting the environment, our ability to adhere to safety measures, or other general economic conditions which would hinder our ability to operate effectively.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, our ability to raise sufficient funding to finance our operations, the actual drilling results, adherence to regulations, and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Investor Relations:
Phil McPherson, CFO
Citadel Exploration
417 31st Street Unit A
Newport Beach, CA 92663
949-612-8040

Media Relations:
Robert Parry
Compass Check Consulting
rparry@compasscheckconsulting.com
626-698-0878